Exhibit 10.1

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of June 7, 2018 by and between lululemon athletica inc., a Delaware corporation (the “Company”), and each of the entities identified on Schedule 1 hereto (each a “Seller” and collectively, the “Sellers”).
Background

A.
The Sellers own in aggregate 20,105,279 shares of the Company’s common stock, $0.005 par value per share (the “Common Stock”), and have agreed to transfer a portion of those shares to the Company on the terms and conditions set forth in this Agreement;

B.	The Company has agreed to repurchase a portion of the shares of Common Stock held by the Sellers at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

C.	In addition, the Sellers intend to sell 6,700,000 shares of Common Stock pursuant to Rule 144 under the Securities Act of 1933 (the “144 Sales”);

D.
The board of directors of the Company (the “Board”) has authorized a program to repurchase shares of Common Stock having an aggregate value of up to $600 million in the open market or in privately negotiated transactions from time to time on such terms and conditions, including price, as determined by the officers of the Company acting under supervision of the audit committee of the Board; and

E.	The audit committee of the Board has authorized and approved the terms of the Repurchase.
THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:
Agreement
1.    Repurchase.
(a)    Subject to the satisfaction of the conditions and to the terms set forth herein, each of the Sellers hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of their right, title, and interest in and to the number of shares of Common Stock set forth across from such Seller’s name on Schedule 1 (the “Repurchase Shares”). The per share purchase price for each Repurchase Share shall be $121.00 (the “Per Share Purchase Price”). At the Closing (as defined below), subject to the satisfaction of the conditions and to the terms set forth herein, each Seller, severally and not jointly, hereby agrees to transfer, assign, sell, convey and deliver that number of Repurchase Shares in accordance with the immediately preceding sentence to the Company, and the Company hereby agrees to purchase such Repurchase Shares from such Seller at the Per Share Purchase Price.
(b)    Subject to the terms and conditions of this Agreement, the closing of the sale of the Repurchase Shares (the “Closing”) shall take place on June 12, 2018 and at the offices of the Company, or at such other time and place as may be agreed upon by the Company and the Sellers. At the Closing, each Seller shall deliver to the Company or as instructed by the Company duly executed stock powers relating to the Repurchase Shares, as applicable, and the Company agrees to deliver to the Sellers the Aggregate Purchase Price by wire transfer of immediately available funds in accordance with written instructions to be provided by the Sellers prior to the Closing.
2.    Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Sellers that, as of the date hereof and at the Closing:
(a)    The Company is a corporation duly organized and existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(c)    The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its Subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.
3.    Representations of the Sellers. In connection with the transactions contemplated hereby, each of the Sellers severally and not jointly represents and warrants to the Company that as of the date hereof and at the Closing:
(a)    Such Seller is duly organized and existing under the laws of its jurisdiction of organization.
(b)    All consents, approvals, authorizations and orders necessary for the execution and delivery by such Seller of this Agreement and for the sale and delivery of the Repurchase Shares to be sold by such Seller hereunder, have been obtained; and such Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Seller hereunder, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Sellers’ obligations hereunder.
(c)    This Agreement has been duly authorized, executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)    The sale of the Repurchase Shares to be sold by such Seller hereunder and the compliance by such Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject, (ii) nor will such action result in any violation of the provisions of (x) any organizational or similar documents pursuant to which such Seller was formed or (y) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or the property of such Seller; except in the case of clause (i) or clause (ii)(y), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of such Seller’s obligations hereunder; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by such Seller of its obligations under this Agreement, including the consummation by such Seller of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not impair in any material respect the consummation of such Seller’s obligations hereunder or reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement..
(e)    As of the date hereof and immediately prior to the delivery of the Repurchase Shares to the Company at the Closing, such Seller holds good and valid title to the Repurchase Shares or a securities entitlement in respect thereof, and holds, and will hold, such Repurchase Shares free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Repurchase Shares (including by crediting to a securities account of the Company) and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), the Company will acquire good and valid title to the Repurchase Shares, free and clear of all liens, encumbrances, equities or claims, as well as a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Repurchase Shares purchased by the Company, and no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.
(f)    Such Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase and it has made an independent decisions to sell the Repurchase Shares to the Company based on such Seller’s knowledge about the Company and its business and other information available to such Seller. Such Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Shares and has had full access to such other information concerning the Shares and the Company as it has requested. Such Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase. Such Seller is an informed and sophisticated party and has engaged, to the extent such Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Such Seller acknowledges that such Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of such Seller in this Agreement. Such Seller acknowledges that the Company and its affiliates, officers and directors may possess material non-public information not known to such Seller regarding or relating to the Company, including information concerning the business, financial condition, results of operations or prospects of the Company. Such Seller acknowledges and confirms that it is aware that future changes or developments in (1) the Company’s business and financial condition and operating results, (2) the industries in which the Company competes and (3) overall market and economic conditions, may have a favorable impact on the value of the Common Stock after the sale by such Seller of the Repurchase Shares to the Company pursuant to terms of this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the Company makes no representations with respect to the information provided to such Seller in connection with this Agreement or the transactions contemplated herein, including any current or projected financial information.
4.    Termination. This Agreement may be terminated at any time by the mutual written, consent of the Company and the Sellers. Furthermore, this Agreement shall automatically terminate and be of no further force and effect, in the event that the conditions in paragraph 1(b) of this Agreement have not been satisfied within 10 business days after the date hereof.
5.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via electronic mail to the recipient. Such notices, demands and other communications will be sent to the address indicated below:
If to the Sellers:

c/o Advent International Corporation
800 Boylston St., Suite 3300
Boston, MA 02199
Attention: James Westra
Email: jwestra@adventinternational.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Alexander D. Lynch
Email: alex.lynch@weil.com
To the Company:

lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Attention: General Counsel
Email: shigginson@lululemon.com

With a copy to (which shall not constitute notice):

DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900

Seattle, WA 98104
Email: michael.hutchings@dlapiper.com
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.
6.    Tax Treatment. The Company shall treat the repurchase of the Repurchase Shares by the Company hereunder as a sale or exchange under Section 302(a) of the Internal Revenue Code of 1986, as amended, shall file all tax returns consistent with such treatment, and shall not withhold with respect to any of the proceeds of such repurchase.
7.    Miscellaneous.
(a)    Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(b)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
(c)    Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(e)    Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.
(f)    No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.
(g)    Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.
(h)    Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.
(i)    Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
(j)    Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Sellers and the Company.

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.
(k)    Further Assurances. Each of the Company and the Sellers shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.
(l)    Expenses. Each of the Company and the Sellers shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

lululemon athletica inc.

By:
/s/ STUART HASELDEN
Name: Stuart Haselden
Title: Chief Operating Officer

[SIGNATURE PAGE TO STOCK REPURCHASE AGREEMENT]

Sellers:

Advent Puma Acquisition Limited

By:
/s/ MICHAEL RISTAINO
Name: Michael Ristaino
Title: Director

Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII (Cayman) Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A (Cayman) Limited Partnership
Advent Partners GPE VII-B (Cayman) Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

By: Advent International GPE VII, LLC, General Partner
By: Advent International Corporation, Manager

By:
/s/ MICHAEL RISTAINO
Name: Michael Ristaino
Title: Vice President of Finance – Fund Administration

[SIGNATURE PAGE TO STOCK REPURCHASE AGREEMENT]

Schedule 1

Seller	Number of Repurchase Shares
Advent Puma Acquisition Limited	3,202,294
Advent Partners GPE VII Limited Partnership	1,469
Advent Partners GPE VII (Cayman) Limited Partnership	31,991
Advent Partners GPE VII-A Limited Partnership	3,515
Advent Partners GPE VII-A (Cayman) Limited Partnership	8,461
Advent Partners GPE VII-B (Cayman) Limited Partnership	34,898
Advent Partners GPE VII 2014 Limited Partnership	2,020
Advent Partners GPE VII 2014 Cayman Limited Partnership	5,742
Advent Partners GPE VII-A 2014 Limited Partnership	5,561
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	4,049
Total	3,300,000